Exhibit (d)(2)

EXECUTION VERSION

LIMITED GUARANTEE

Limited Guarantee, dated as of January 15, 2014 (this “Limited Guarantee”), by each of the parties listed on Exhibit A hereto (each, a “Guarantor” and collectively, the “Guarantors”), in favor of CEC Entertainment, Inc., a Kansas corporation (the “Guaranteed Party”). Reference is hereby made to the Agreement and Plan of Merger, dated as of the date hereof, by and among the Guaranteed Party, Queso Holdings Inc., a Delaware corporation (“Parent”), and Q Merger Sub Inc., a Kansas corporation and a wholly owned subsidiary of Parent (“Merger Sub”) (as the same may be amended or modified from time to time, the “Merger Agreement”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Merger Agreement.

1. Limited Guarantee. Each Guarantor hereby guarantees, severally and not jointly, and not jointly and severally, to the Guaranteed Party, on the terms and subject to the conditions set forth herein, the due and punctual payment and performance of a portion of Parent’s or Merger Sub’s obligation to pay to the Guaranteed Party (a) the Parent Termination Fee pursuant to Section 8.4 of the Merger Agreement, (b) the indemnification and reimbursement obligations owing to the Company, its Subsidiaries and their respective Representatives under Section 6.19(i) of the Merger Agreement, and (c) damages for Fraud or Willful Breach by Parent or Merger Sub in accordance with and subject to Section 8.2(a) of the Merger Agreement (clauses (a), (b) and (c), collectively, the “Guaranteed Obligations”), on the terms and subject to the conditions set forth in the Merger Agreement and herein, in an amount equal to the percentage of the Maximum Aggregate Amount (as defined below) set forth opposite such Guarantor’s name on Exhibit A hereto (such amount with respect to each Guarantor is such Guarantor’s “Maximum Guarantor Amount”); provided that the maximum liability of each Guarantor hereunder shall not exceed such Guarantor’s Maximum Guarantor Amount and the maximum aggregate liability of the Guarantors hereunder shall not exceed $66,597,220.70 (the “Maximum Aggregate Amount”), it being understood and agreed that this Limited Guarantee may not be enforced without giving full and absolute effect to the Maximum Aggregate Amount and each Maximum Guarantor Amount. The Guaranteed Party hereby agrees that the Guarantors shall in no event be required to pay to any Person or Persons in the aggregate more than the Maximum Aggregate Amount (and that no Guarantor shall be required to pay to any Person or Persons in the aggregate more than such Guarantor’s Maximum Guarantor Amount) under, in respect of, or in connection with this Limited Guarantee or the Merger Agreement, and no Guarantor shall have any obligation or liability to any Person under this Limited Guarantee or the Merger Agreement other than as expressly set forth herein. Notwithstanding anything to the contrary contained in this Limited Guarantee or in the Merger Agreement, the Guaranteed Party hereby agrees that to the extent Parent and Merger Sub are relieved of all or any portion of the Guaranteed Obligations by satisfaction thereof on the terms and subject to the conditions set forth in the Merger Agreement or pursuant to any other agreement with the Guaranteed Party, each Guarantor shall be similarly relieved, to such extent, of its respective obligations under this Limited Guarantee.

2. Terms of Limited Guarantee; Recovery Claim.

(a) This Limited Guarantee is an unconditional guarantee of payment and performance, not collection, and a separate action or actions may be brought and prosecuted against the Guarantors to enforce this Limited Guarantee, irrespective of whether any action is brought against Parent or any other Person or whether Parent or any other Person is joined in any such action or actions. Each Guarantor reserves the right, notwithstanding anything to the contrary provided herein, to (i) set off any amount owed hereunder by such Guarantor against any payment owing by the Guaranteed Party to Parent or any of the Guarantors, and (ii) assert any and all defenses which Parent or any of the Guarantors may have against payment of the Guaranteed Obligations.

(b) The liability of the Guarantors under this Limited Guarantee shall, to the fullest extent permitted under applicable Law, be absolute and unconditional, irrespective of:

(i) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any Guarantor or any insolvency, bankruptcy, reorganization, liquidation or other similar proceeding of Parent, Merger Sub, any Guarantor or affecting any of their respective assets;

(ii) any change in the manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, the Guaranteed Obligations, any liability incurred directly or indirectly in respect thereof, or any amendment or waiver of or any consent to any departure from the terms of the Merger Agreement or the documents entered into in connection therewith, in each case, made in accordance with the terms thereof;

(iii) the existence of any claim, set-off or other right that any of the Guarantors may have at any time against Parent, whether in connection with any of the Guaranteed Obligations or otherwise; or

(iv) any action or inaction on the part of the Guaranteed Party that is not in violation of the terms of the Merger Agreement, the Equity Commitment Letter of the Guarantors, dated as of even date herewith (the “Equity Commitment Letter”), or this Limited Guarantee, including, without limitation, the absence of any attempt to assert any claim or demand against Parent or collect the Guaranteed Obligations from Parent or the Guarantors.

Notwithstanding the foregoing or anything to the contrary in this Limited Guarantee, each of the Guarantors shall be fully released and discharged hereunder if the Guaranteed Obligations are paid in full by Parent or any other Person in accordance with the Merger Agreement.

(c) The Guarantors hereby expressly waive any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantors waive promptness, diligence, notice of acceptance of this Limited Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Guaranteed Obligations and all other notices of any kind (except for notices to be provided to Parent pursuant to the Merger Agreement), all defenses which may be available by virtue of any stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshaling of assets of Parent or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than (i) fraud or willful breach by the Guaranteed Party or any of its Subsidiaries, (ii) defenses to the payment of the Guaranteed Obligations that are available to Parent or Merger Sub under the Merger Agreement, (iii) breach by the Guaranteed Party of this Limited Guarantee or (iv) payment in full of the Guaranteed Obligations). The Guarantors acknowledge that they will receive substantial direct and indirect benefits from consummation of the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

(d) In the event any payment to the Guaranteed Party in respect of any Guaranteed Obligation is rescinded or otherwise must be (and is) returned to the Guarantors for any reason whatsoever, the Guarantors shall remain liable hereunder with respect to the Guaranteed Obligation as if such payment had not been made to the extent such Guarantors are in fact liable for such payment hereunder.

3. Sole Remedy.

(a) The Guaranteed Party acknowledges and agrees that:

(i) the sole cash asset of Parent is cash in a de minimis amount, and that no additional funds are expected to be contributed to Parent unless and until the Acceptance Time or the Effective Time;

(ii) the Guarantors shall not have any obligation or liability to any Person relating to, arising out of or in connection with the Merger Agreement, this Limited Guarantee or the Equity Commitment Letter, or the transactions contemplated thereby or hereby, other than as expressly set forth herein or in the Equity Commitment Letter; and

(iii) it has no and shall have no right of recovery against the Guarantors or any of any Guarantor’s Related Persons (as defined below), through any Guarantor, Parent or otherwise, whether by or through attempted piercing of the corporate, limited liability company or limited partnership veil, by or through a claim by or on behalf of Parent against the Guarantors or any Related Person of any Guarantor, or otherwise, except for its rights against the Guarantors under this Limited Guarantee pursuant to the terms and subject to the conditions hereof and Retained Claims (as defined below).

(b) Recourse against the Guarantors under this Limited Guarantee shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Guaranteed Party and all of its Affiliates (as defined in the Merger Agreement) against the Guarantors and any of Guarantor’s Related Persons in respect of any breaches, losses or damages arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, including in respect of any oral representations made or alleged to be made in connection therewith (other than any (a) remedies available pursuant to the terms and subject to the conditions of the Equity Commitment Letter and the Confidentiality Agreement, and (b) remedies available against Parent or Merger Sub pursuant to the Merger Agreement under the terms and subject to the conditions thereof (clauses (a) and (b), collectively, the “Retained Claims”). The Guaranteed Party hereby covenants and agrees that it shall not institute, and shall cause its controlled Related Persons not to institute, any proceeding or bring any other claim (whether at law, in equity, in contract, in tort or otherwise) arising under, or in connection with, the Merger Agreement, the Equity Commitment Letter, the transactions contemplated by the Merger Agreement or the Equity Commitment Letter, or in respect of any oral representations made or alleged to be made in connection therewith, against any Guarantor or its Related Persons, except for claims of the Guaranteed Party against the Guarantors under this Limited Guarantee and Retained Claims. As used in this Limited Guarantee, the term “Related Person” shall mean, with respect to any Person, any former, current or future direct or indirect equity holder, controlling person, general or limited partner, shareholder, member, manager, director, officer, employee, agent, affiliate, assignee, Representative or Financing Source or other financing source of such Person, or any former, current or future direct or indirect equity holder, controlling person, general or limited partner, shareholder, member, manager, director, officer, employee, agent, affiliate, assignee, Representative or Financing Source or other financing source of any of the foregoing, in each case other than the Guarantors, or Parent and Merger Sub, and their respective assignees under the Merger Agreement.

(c) Without prejudice to any right to specific performance that the Guaranteed Party may have under the Merger Agreement, the Guaranteed Party further covenants and agrees that it shall not have the right to recover, and shall not recover, and it shall not institute, directly or indirectly, and shall cause its controlled Related Persons not to institute, any proceeding or bring any other claim to recover, more than the Maximum Aggregate Amount in respect of any liabilities or obligations of the Guarantors, their permitted assigns, Parent or Merger Sub, or the applicable Maximum Guarantor Amount from each Guarantor and its permitted assigns in respect of any liabilities or obligations of the Guarantors, their permitted assigns, Parent or Merger Sub, arising under or in connection with the Merger Agreement, this Limited Guarantee or the transactions contemplated thereby or hereby, and the Guaranteed Party shall promptly return all monies paid to it or its Related Persons in excess of the Maximum Aggregate Amount or applicable Maximum Guarantor Amount.

(d) Nothing set forth in this Limited Guarantee shall confer or give to any Person other than the Guaranteed Party any rights or remedies against any Person, including the Guarantors, except as expressly set forth herein. The Guaranteed Party acknowledges that each Guarantor is agreeing to enter into this Limited Guarantee in reliance on the provisions set forth in this Section 3. This Section 3 shall survive termination of this Limited Guarantee.

4. Representations and Warranties. Each Guarantor hereby represents and warrants with respect to itself that:

(a) it is duly organized and validly existing entity in good standing in its state of organization;

(b) it has (and will continue to have) the requisite capacity and authority to execute and deliver this Limited Guarantee and to fulfill and perform its obligations hereunder;

(c) the execution, delivery and performance of this Limited Guarantee (i) have been duly authorized and approved by all necessary limited partnership, limited liability company, or corporate action, as applicable, and no other proceedings or actions on the part of it are necessary therefor and (ii) do not and will not (A) result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or the loss of any benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, permit, franchise, right or license binding on such Guarantor or result in the creation of any lien upon any of their respective properties, assets or rights, or (B) conflict with or result in any violation of or contravene any provision of such Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on such Guarantor or any of its property or assets;

(d) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority or other person necessary for the due execution, delivery and performance of this Limited Guarantee by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority or regulatory body or other person is required in connection with the execution, delivery or performance of this Limited Guarantee;

(e) this Limited Guarantee has been duly and validly executed and delivered by it and constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at Law);

(f) such Guarantor has (and will continue to have) unfunded capital commitments in an amount not less than such Guarantor’s Maximum Guarantor Amount or has such other financial means at its disposal to enable such Guarantor to pay such Guarantor’s Maximum Guarantor Amount when due; and

(g) such Guarantor acknowledges that in consideration of the execution and delivery of the Merger Agreement by the Company, the Company is relying on the representations, warranties, covenants and agreements made by the Guarantors in this Limited Guarantee.

5. Termination. This Limited Guarantee shall terminate and the Guarantors shall have no further obligation under this Limited Guarantee as of the earliest to occur of: (i) the payment in full of the Guaranteed Obligations; (ii) consummation of the Merger in accordance with the terms of the Merger Agreement; (iii) the valid termination of the Merger Agreement in accordance with its terms in any circumstances where Parent is not obligated to make any payment of any Guaranteed Obligations; (iv) 90 days after the valid termination of the Merger Agreement if the Merger Agreement is terminated in any of the circumstances pursuant to which Parent would be obligated to make a payment of any of the Guaranteed Obligations, provided that if on or prior to the date of termination of this Limited Guarantee any written claim has been made asserting that any of the Guaranteed Obligations are owing to the Guaranteed Party, then this Limited Guarantee shall not terminate until such matters are finally and conclusively resolved; and (v) the termination of this Limited Guarantee by mutual written agreement of the

Guarantors and the Guaranteed Party. Upon any termination of this Limited Guarantee in accordance with this Section 5, no Person shall have any rights or claims against any of Parent, the Guarantors or their respective Related Parties under the Merger Agreement, this Limited Guarantee, the Equity Commitment Letter or in respect of any oral representations made or alleged to be made in connection herewith, whether at Law or equity, in contract, in tort or otherwise, and none of Parent, the Guarantors or their respective Related Parties shall have any further liability or obligation relating to or arising out of the Merger Agreement, this Limited Guarantee, the Equity Commitment Letter, in respect of the transactions contemplated thereby or hereby or in respect of any oral representations made or alleged to be made in connection herewith or therewith. In the event that the Guaranteed Party or any controlled Related Person of the Guaranteed Party asserts in any litigation (whether at Law, in equity, in contract, in tort or otherwise) relating to this Limited Guarantee that the provisions of Section 1 hereof limiting the Guarantors’ liability to the Maximum Aggregate Amount or any Guarantor’s liability to such Guarantor’s Maximum Guarantor Amount or the provisions of Section 3 hereof are illegal, invalid or unenforceable, in whole or in part, or asserts any theory of liability against any Guarantor or any of its Related Persons with respect to the transactions contemplated by the Merger Agreement (including in respect of any oral representations made or alleged to be made in connection therewith) other than liability of the Guarantors under this Limited Guarantee (as limited by the provisions of Section 1), liability related to the Retained Claims, liability of the Guarantors under the Equity Commitment Letter or liability of Parent or Merger Sub pursuant to the terms of the Merger Agreement, (i) the obligations of each Guarantor under this Limited Guarantee shall terminate forthwith and shall thereupon be null and void, (ii) if any Guarantor has previously made any payments under this Limited Guarantee, such Guarantor shall be entitled to recover such payments from the Guaranteed Party and (iii) none of the Guarantors nor any of their respective Related Persons shall have any liability to the Guaranteed Party or any of its Related Persons with respect to the transactions contemplated by the Merger Agreement, the Equity Commitment Letter or this Limited Guarantee (including in respect of any oral representations made or alleged to be made in connection therewith or herewith). Notwithstanding the foregoing, if on or prior to the date of termination of this Limited Guarantee any proceeding to enforce this Limited Guarantee has been commenced, then the Guarantors’ obligations hereunder shall survive such termination until such proceeding is finally and conclusively resolved; provided that any such proceeding shall have been instituted in accordance with Sections 16 and 17 hereof and shall remain subject to all terms and conditions hereof, including the limitations on liability of the Guarantors set forth herein (including the Maximum Aggregate Amount and the applicable Maximum Guarantor Amount).

6. Continuing Guarantee. Except to the extent terminated pursuant to the provisions of Section 5 of this Limited Guarantee, this Limited Guarantee is a continuing one and shall remain in full force and effect until the payment and satisfaction in full of the Guaranteed Obligations, shall be binding upon the Guarantors, their successors and assigns, and shall inure to the benefit of, and be enforceable by, the Guaranteed Party and its successors, permitted transferees and permitted assigns. All obligations to which this Limited Guarantee applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.

7. Entire Agreement. This Limited Guarantee constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among Parent, Merger Sub and the Guarantors or any of their Related Persons, on the one hand, and the Guaranteed Party or any of its Related Persons, on the other hand. Except as provided in this Limited Guarantee, no representation or warranty has been made or relied upon by any of the parties to this Limited Guarantee with respect to this Limited Guarantee.

8. Amendments and Waivers. No amendment or waiver of any provision of this Limited Guarantee will be valid and binding unless it is in writing and signed, in the case of an amendment, by each of the Guarantors and the Guaranteed Party or, in the case of a waiver, by the party or each of the parties against whom the waiver is to be effective. No waiver by any party of any breach or violation of, or default under, this Limited Guarantee, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No partial exercise, failure, delay or omission on the part of any party in exercising any right, power, privilege or remedy under this Limited Guarantee will operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power under this Limited Guarantee preclude any other or future exercise of any right, remedy or power under this Limited Guarantee. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed the Guaranteed Party by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.

9. Counterparts. This Limited Guarantee may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Limited Guarantee will become effective when duly executed by each party hereto. A signature hereto sent or delivered by facsimile or other electronic transmission shall be as legally binding and enforceable as a signed original for all purposes.

10. Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly given and made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested, then such communication shall be deemed duly given and made upon receipt; (b) if sent by nationally recognized overnight air courier for next day delivery, then such communication shall be deemed duly given and made the next Business Day after being sent (or if sent by two day delivery, two (2) Business Days after being sent); (c) if sent by facsimile or email transmission before 5:00 p.m. (addressee’s local time) on any Business Day, then such communication shall be deemed duly given and made when receipt is confirmed; (d) if sent by facsimile or email transmission on a day other than a Business Day and receipt is confirmed, or if sent after 5:00 p.m. (addressee’s local time) on any Business Day and receipt is confirmed, then such communication shall be deemed duly given and made on the Business Day following the date on which receipt is confirmed; and (e) if otherwise actually personally delivered to a duly authorized representative of the recipient, then such communication shall be deemed duly given and made when delivered to such authorized representative; provided, that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement.

If to any Guarantor, to:

AP VIII Queso Holdings, L.P. c/o Apollo Management VIII, L.P. 9 West 57th Street 43rd Floor New York, New York 10019
Attention:	Laurie D. Medley
Facsimile:	(212) 515-3288

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
Attention:	Steven A. Cohen, Esq. Ronald C. Chen, Esq.
Facsimile:	(212) 403-2347 (212) 403-2117

If to the Guaranteed Party, to:

CEC Entertainment, Inc. 4441 West Airport Freeway Irving, Texas 75062
Attention:	General Counsel
Facsimile:	(972) 258-5527

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP 200 Crescent Court, Suite 300 Dallas, Texas 75201
Attention:	D. Gilbert Friedlander, Esq.
Facsimile: (214) 746-7777

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto.

11. No Assignment. This Limited Guarantee and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Limited Guarantee nor any of the rights, interests or obligations hereunder may be assigned or delegated by either the Guarantors or the Guaranteed Party to any other Person without the prior written consent of the Guaranteed Party (in the case of an assignment by any Guarantor) or each of the Guarantors (in the case of an assignment by the Guaranteed Party) and any purported assignment without such consent shall be null and void and of no force and effect, except that if a portion of any Guarantor’s commitment under the Equity

Commitment Letter is assigned in accordance with the terms thereof, then a corresponding portion of the Guaranteed Obligations hereunder may be assigned to the same assignee; provided that any such assignment will not relieve such Guarantor of its obligations under this Limited Guarantee.

12. No Third Party Beneficiaries. This Limited Guarantee is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, except that each Related Person of any Guarantor shall be considered a third party beneficiary of the provisions of Section 3 hereof.

13. Severability. Any term or provision of this Limited Guarantee that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, however, that this Limited Guarantee may not be enforced without giving full and absolute effect to the limitation of the amount payable by the Guarantors hereunder to the Maximum Aggregate Amount and by each Guarantor to its Maximum Guarantor Amount provided in Section 1 hereof and to the provisions of Section 3 hereof. No party hereto shall assert, and each party shall cause its respective Affiliates and representatives not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable.

14. Interpretation. The headings and titles contained in this Limited Guarantee are for convenience purposes only and will not in any way affect the meaning or interpretation hereof. The parties have participated jointly in negotiating and drafting this Limited Guarantee. If an ambiguity or a question of intent or interpretation arises, this Limited Guarantee shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Limited Guarantee.

15. Confidentiality. This Limited Guarantee shall be treated as confidential by the Guaranteed Party and is being provided to the Guaranteed Party solely in connection with the transactions contemplated by the Merger Agreement. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document (other than the Merger Agreement and the Equity Commitment Letter), except with the written consent of each of the Guarantors or to the extent required by Law, the applicable rules of any national securities exchange or in connection with any U.S. Securities and Exchange Commission filings relating to the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, this letter agreement may be provided to the Guaranteed Party’s directors, officers, employees and advisors and other representatives who have been directed by the Guaranteed Party to treat this Limited Guarantee and its contents as confidential, and the Guaranteed Party shall cause its directors, officers, employees and advisors to so treat this Limited Guarantee and its contents as confidential.

16. Governing Law; Forum. All issues and questions concerning the construction, validity, interpretation and enforceability of this Limited Guarantee shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Laws of any jurisdiction other than the State of Delaware. Each party to this Limited Guarantee hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Limited Guarantee or any transactions contemplated hereby shall be brought exclusively in the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such legal action or proceeding, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have subject matter jurisdiction over such legal action or proceeding, any Delaware State court sitting in New Castle County, hereby expressly submits to the personal jurisdiction and venue of such court for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum, and hereby agrees that it will not bring any claim in any court other than such court. Notwithstanding the foregoing, each party to this Limited Guarantee hereby agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Limited Guarantee or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than a court of competent jurisdiction located within the City of New York, New York, whether a state or Federal court, and that the provisions of Section 17 relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim.

17. Waiver of Trial by Jury. THE PARTIES HERETO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS LIMITED GUARANTEE OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Limited Guarantee as of the date first set forth above.

AP VIII QUESO HOLDINGS, L.P.

By:	Apollo Advisors VIII, L.P.,
its general partner

By:	Apollo Capital Management VIII, LLC,
its general partner

By:	/s/ Laurie Medley
Name: Laurie Medley
Title: Vice President

[Signature Page to Limited Guarantee]

Accepted and Agreed,

CEC ENTERTAINMENT, INC.

By:	/s/ Jay A. Young
Name: Jay A. Young
Title: Senior Vice President and General Counsel

[Signature Page to Limited Guarantee]

Exhibit A

Guarantor	Maximum Guarantor Amount (% of Maximum Aggregate Amount)
AP VIII QUESO HOLDINGS, L.P.	$66,597,220.70 (100.0000%)

Total	$66,597,220.70 (100.0000%)

A-1